Exhibit (a)(5)(F)

Hyatt Announces Receipt of All Required Regulatory Approvals

for Pending Acquisition of

Playa Hotels & Resorts N.V.

CHICAGO, June 6, 2025 -- Hyatt Hotels Corporation (“Hyatt” or the “Company”) (NYSE: H), a leading global hospitality company, announced today that all required regulatory approvals have been obtained for its previously announced cash tender offer to purchase all of the outstanding ordinary shares of Playa Hotels & Resorts N.V. (“Playa”) (NASDAQ: PLYA) for $13.50 per share in cash, less any applicable withholding taxes and without interest. The offer is being made pursuant to the previously announced purchase agreement, dated February 9, 2025 (the “Purchase Agreement”), among Hyatt, HI Holdings Playa B.V. (“Buyer”) and Playa.

On June 5, 2025, pursuant to the provisions of the Federal Law of Economic Competition (Ley Federal de Competencia Económica), the Federal Competition Commission (Comisión Federal de Competencia Económica) issued a resolution approving the transactions contemplated by the Purchase Agreement.

As a result of the regulatory approvals, Hyatt expects to complete the tender offer promptly following the expiration of the offer, which is scheduled to expire at 5:00 p.m., New York City time, on June 9, 2025. Completion of the tender offer remains subject to the conditions described in the tender offer statement on Schedule TO. Assuming the minimum tender and other offer conditions are satisfied, the tendered shares are expected to be accepted for payment on or about June 11, 2025.

Pursuant to the terms of the Purchase Agreement, if the minimum tender condition in the tender offer is satisfied, along with certain other closing conditions expected to be satisfied at expiration, then on June 10, 2025, Hyatt will commence a subsequent offering period for the tender offer for any Playa ordinary shares not already tendered, which will expire at 11:59 p.m., New York City time, on June 16, 2025. Following this subsequent offering period and the related transactions required by the Purchase Agreement, Hyatt expects to own all ordinary shares of Playa on or about June 17, 2025.

Georgeson LLC is acting as information agent for the tender offer. Requests for documents and questions regarding the tender offer may be directed to Georgeson LLC by telephone, toll free at (866) 828-4304 for shareholders or collect at (210) 664-3693 for banks and brokers or by email at HyattOffer@georgeson.com.

About Hyatt Hotels Corporation

Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose - to care for people so they can be their best. As of March 31, 2025, the Company's portfolio included more than 1,450 hotels and all-inclusive properties in 79 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels, The StandardX, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Sunscape® Resorts & Spas, Alua Hotels & Resorts®, and Bahia Principe Hotels & Resorts; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Studios, Hyatt Select, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

About Playa Hotels & Resorts N.V.

Playa Hotels & Resorts N.V., through its subsidiaries (NASDAQ: PLYA), is a leading owner, operator and developer of all-inclusive resorts in prime beachfront locations in Mexico, Jamaica and the Dominican Republic. Playa leverages years of all-inclusive resort operating expertise and relationships with globally recognized hospitality brands to provide a best-in-class experience and exceptional value to guests, while building a direct relationship to improve customer acquisition cost and drive repeat business. For more information, please visit www.playaresorts.com.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell ordinary shares of Playa or any other securities, nor is it a substitute for the tender offer materials that Buyer filed with the SEC upon the commencement of the tender offer. Buyer has filed with the SEC a tender offer statement on Schedule TO (the “Tender Offer Statement”) and Playa has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9  CONTAIN IMPORTANT INFORMATION. PLAYA’S SHAREHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PLAYA’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents), as well as the Solicitation/Recommendation Statement, are available to all holders of Playa’s ordinary shares at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Copies of the documents filed by the Buyer with the SEC will also be available free of charge on Hyatt’s Investor Relations site at investors.hyatt.com. Copies of the documents filed by Playa with the SEC will also be available free of charge on Playa’s website at investors.playaresorts.com or by contacting Playa’s investor relations department at ir@playaresorts.com. In addition, Playa shareholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer by telephone at (866) 828-4304 (toll free) or (210) 664-3693 (non-toll free), or by email at HyattOffer@georgeson.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements,” which statements are not historical facts, relating to Hyatt, Playa and the proposed acquisition. These statements include, but are not limited to: statements about the proposed acquisition and the expected timeline for completing the acquisition; approvals of the acquisition; ability to consummate and finance the acquisition; method of financing the acquisition; integration of the acquisition; future operations or benefits; future business and financial performance; and outcomes of the proposed acquisition involve known and unknown risks that are difficult to predict. Words such as “anticipate,” “believe,” “estimate,” “expect,” “seek,” “likely,” “forecast,” “estimate,” “continue,” “intend,” “may,” “could,” “plan,” “project,” “predict,” “should,” “would,” “will” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify such forward-looking statements. Such forward-looking statements are necessarily based upon estimates and assumptions available to us as of the date the statements are made, which are inherently uncertain. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements due to various known and unknown risks and uncertainties. Factors that may cause actual results, performance or achievements to differ materially from current expectations include, but are not limited to: the effects that the announcement or pendency of the proposed acquisition may have on us, Playa and our respective business and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we or they do business; inability to obtain sufficient shareholder tender of Playa ordinary shares, shareholder approval or to satisfy other closing conditions; inability to obtain financing; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the effects that any termination of the definitive agreement may have on us or our business; failure to successfully complete the proposed acquisition; legal proceedings that may be instituted related to the proposed acquisition; significant and unexpected costs, charges or expenses related to the proposed acquisition; risks associated with potential divestitures, including of Playa real estate or business; ability or failure to successfully integrate the acquisition with existing operations; ability to realize anticipated synergies or obtain the results anticipated; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the financial condition of, and our and Playa’s relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; our ability to successfully execute our strategy to expand our management and hotels services and franchising business while at the same time reducing Playa’s real estate asset base within targeted timeframes and at expected values; our and Playa’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of real estate assets; unforeseen terminations of management and hotels services or franchise agreements; risks associated with changing, or the introduction of new, brand concepts, including lack of acceptance of different or new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we and Playa operate; violations of regulations or laws related to our or Playa’s franchising businesses, licensing businesses or international operations; and other risks discussed in our filings with the SEC, including our most recently filed annual report on Form 10-K and subsequent quarterly reports filed on Form 10-Q, which filings are incorporated herein by reference and available from the SEC’s website at www.sec.gov, and in other documents that we may file with or furnish to the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements or otherwise, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

For further information:

Hyatt Media Contact:
Franziska Weber
franziska.weber@hyatt.com

Hyatt Investor Contacts:
Adam Rohman
adam.rohman@hyatt.com

Ryan Nuckols

ryan.nuckols@hyatt.com